Contact:  Neil Lefort
                                             Vice President, Investor Relations
                                             (630) 527-4344


              MOLEX REPORTS STRONG 2004 FISCAL THIRD QUARTER RESULTS; EARNINGS PER SHARE UP 85 PERCENT; REVENUE UP 28 PERCENT

Lisle, IL, USA -- April 15, 2004 -- Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronic components company, today reported results for its third fiscal quarter and first nine months ended March 31, 2004.


Third Quarter and Nine Month Results
------------------------------------

Revenue was $569.2 million, an increase of $126.0 million, or 28.4 percent, over the prior year quarter. Revenue in local currencies rose 22.3 percent, as currency translation increased net revenue by $27.0 million over the prior year quarter. Net income was $45.5 million for the third quarter, an increase of $20.7 million, or 83.3 percent, over the prior year quarter. Currency translation increased net income by $1.4 million. Earnings per share of $0.24 increased 84.6 percent compared with $0.13 reported for the third quarter a year ago.

Revenue in the Far East South region was $151.9 million, an increase of
41 percent, primarily driven by demand from the digital consumer, PC, and mobile phone markets, serving both local and multinational customers. In the Far East North region (Japan and Korea), revenue was $122.6 million, up
28 percent in dollars and 18 percent in local currencies, driven by demand for advanced digital home entertainment products and high end mobile phones, all with substantial connector content. Revenue also continues to improve in the industrial market, especially for semiconductor inspection equipment. In the Americas, revenue of $181.6 million rose 14 percent, the strongest increase in
several years, due to a broad improvement in end markets.   In Europe, revenue
of $99.4 million increased 44 percent, also the strongest gain in several years. In this region, growth in local currencies was 24 percent, as foreign currency translation led by the strong Euro helped increase revenue by $14.2 million.

Gross profit margin for the third quarter increased to 35.5 percent versus 33.5 percent in the prior year period, primarily due to higher manufacturing volumes. Raw material costs (primarily copper and gold) increased over the prior year quarter and the Company has recently initiated actions across its
sales channels to partially recover these higher costs.     Pretax return on
sales for the third quarter improved significantly to 11.0 percent compared with 7.4 percent in the prior year quarter. The effective tax rate was 27.0 percent, consistent with the current fiscal year-to-date tax rate, but higher when compared with 24.0 percent in the third quarter of the last fiscal year. The increase was primarily due to a larger mix of earnings in higher tax locations. Net return on sales for the third quarter increased to 8.0 percent compared with 5.6 percent in the prior year third quarter.

Revenue for the nine months ended March 31, 2004 was $1,614.9 million compared with $1,367.0 million in the prior fiscal year period, an 18.1 percent increase. Net income of $118.7 million rose 43.2 percent compared with last year's net income of $83.0 million. Earnings per share were $0.62 compared with $0.43 reported for the prior fiscal year. For the nine-month period, currency translation increased net revenue by $65.4 million and increased net income by $2.1 million.

The Company's order backlog on March 31, 2004 stood at $263.2 million, a 39.5 percent increase compared with $188.7 million a year ago. Without the impact of changes to currency rates, the current backlog would have been $249.3 million, an increase in local currency of 32.1 percent. The order backlog increased 16.2 percent sequentially from the second quarter. New orders for the third quarter increased 7.4 percent sequentially from the second quarter and 32.2 percent compared with last year's third quarter.



Research and Development Expenditures and Capital Spending
----------------------------------------------------------

Research and development expenditures for the third quarter were $29.9 million compared with $29.8 million for the same period last year. Research and development expenditures for the nine-month period were $84.2 million versus $89.1 million for the same period last year. Capital expenditures for the third quarter were $50.3 million versus $47.9 million for the same period last year. Depreciation expense for the third quarter was $55.6 million versus $54.7 million for the same period last year. Capital expenditures for the nine-month period were $134.2 million versus $127.6 million for the same period last year. The Company now anticipates capital expenditures for the full fiscal year ending June 30, 2004, in a range of $190 - $200 million, up $30 million from initial estimates. The majority of this increase is due to expanding business levels, with $10 million due to currency translation.



Fiscal 4th Quarter Outlook and Stock Buyback Actions
----------------------------------------------------

Commenting on the June quarter outlook, Joe King, Vice-Chairman and Chief Executive Officer, said, "We believe that a majority of our global markets continue to improve and that inventory in the majority of our worldwide sales channels remains at reasonable levels. We are pleased with the level of new orders we received during the March quarter, which strengthens our base going forward. Molex's financial position remains strong and a source of significant competitive advantage as our industry continues to emerge from the recession."

King continued, "We expect that revenue for the fourth fiscal quarter ending June 30, 2004 will be in a range of $600 - $610 million. This represents an
increase of 26 - 28 percent over the fourth quarter last fiscal year.   These
results include revenues of $17 million related to the recently completed Connecteurs Cinch acquisition in Europe. This acquisition will increase Molex's automotive market share in the region to 8 percent on a significantly expanded customer base. We expect earnings per share to be in the range of
$0.27 - $0.29, an increase of 70 - 80 percent over the $0.16 reported in the
fourth quarter of the last fiscal year prior to a restructuring charge.   We
anticipate providing initial comments for the fiscal year ending June 30, 2005, in the next quarterly earnings release scheduled for July 27, 2004." See note below regarding Analysts Meeting.

During the quarter, the Company repurchased 950,000 shares of MOLXA common stock at a total cost of $24.8 million. For the nine months ended March 31, 2004, the Company has repurchased 1,945,000 shares for a total cost of $50.2 million. These purchases were done under a $100 million Board authorization for the full fiscal year ending June 30, 2004. The Company will continue its quarterly stock buyback program for the remainder of FY04.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.

The Company's quarterly earnings conference call will be held at 4:00pm CST on Thursday, April 15, 2004 and is available live and in replay to all investors through the internet by accessing the company's website. You may also dial (800) 603-3143 to participate in the conference call. International callers please dial (706) 634-0917. Please dial in at least five minutes prior to the start of the call.

Note:	Molex will hold an Analysts Meeting on Wednesday, July 28, 2004.  The location will be at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, IL. The meeting will begin at 10:00 a.m. central and is scheduled to end at approximately 3:30 p.m. central.

Molex Incorporated is a 65-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 58 manufacturing facilities in 19 countries and employs approximately 17,275 people.



Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.










                              MOLEX INCORPORATED
            THREE AND NINE MONTHS ENDED MARCH 31, 2004 and 2003
                  In thousands, except per share amounts



                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  -------------------------------------------

                                    Three Months Ended      Nine Months Ended
                                         March 31               March 31
                                        Unaudited              Unaudited
                                    ------------------  ----------------------
                                      2004      2003       2004        2003
                                    --------  --------  ----------  ----------

Net Revenue                         $569,153  $443,177  $1,614,898  $1,367,032
Gross Profit                         202,132   148,532     552,366     454,482
Selling and Administrative Expense   140,961   117,408     397,207     351,042
Interest Income, Net                    (926)   (1,620)     (3,250)     (6,557)
Other (Income)/Expense                  (269)        7      (4,628)        595
                                    --------  --------  ----------  ----------
Income Before Income Taxes            62,366    32,737     163,037     109,402
Taxes and Minority Interest           16,895     7,933      44,288      26,448
                                    --------  --------  ----------  ----------
Net Income                           $45,471   $24,804    $118,749     $82,954
                                    ========  ========  ==========  ==========

As a Percentage of Revenues             8.0%      5.6%        7.4%        6.1%

Earnings Per  Share                    $0.24     $0.13       $0.62       $0.43
Weighted Average Shares Outstanding  192,417   192,394     192,450     193,373



                      CONDENSED CONSOLIDATED BALANCE SHEET
                      ------------------------------------

                                                         March 31    June 30
                                                        Unaudited    Audited
                                                        ----------  ----------
                                                           2004        2003
                                                        ----------  ----------
ASSETS
Cash and Cash Equivalents                               $  260,127  $  178,976
Marketable Securities                                       90,386     171,235
Receivables                                                493,738     396,780
Inventories                                                246,665     179,256
Other Current Assets                                        39,027      35,866
                                                        ----------  ----------
Total Current Assets                                     1,129,943     962,113

Property, Plant & Equipment (net)                        1,025,689   1,007,948
Other Assets                                               380,013     364,829
                                                        ----------  ----------
                                                        $2,535,645  $2,334,890
                                                        ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                                     $  411,834  $  356,148
Accrued Pension and Postretirement Benefits                 66,065      58,430
Long-Term Debt and Capital Leases                           13,566      13,137
Minority Interest                                            1,251         753
Other Non-Current Liabilities                                5,965       9,854
Shareholders' Equity                                     2,036,964   1,896,568
                                                        ----------  ----------
                                                        $2,535,645  $2,334,890
                                                        ==========  ==========











                              MOLEX INCORPORATED
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Unaudited - In thousands)


                                                          Nine Months Ended
                                                       -----------------------
                                                        March 31,    March 31,
                                                          2004         2003
                                                       ----------   ----------
CASH AND CASH EQUIVALENTS, Beginning of Period          $178,976     $213,477

OPERATING ACTIVITIES:
  Net income                                             118,749       82,954
  Add (deduct) non-cash items included in net income -
    Depreciation and amortization                        166,828      166,830
    Amortization of deferred unearned compensation        10,061        9,473
    Other adjustments to net income                       (4,028)       6,587
  Changes in assets and liabilities, excluding
   effects of foreign currency adjustments -
    Accounts receivable                                  (75,578)      13,913
    Inventories                                          (59,629)      (5,515)
    Accounts payable                                      34,723      (27,919)
    Other assets and liabilities                           2,141      (17,118)
                                                        ---------    ---------
      CASH PROVIDED FROM OPERATING ACTIVITIES            193,267      229,205

INVESTING ACTIVITIES:
 Capital expenditures                                   (134,248)    (127,644)
 Decrease (increase) in marketable securities             80,849      (45,788)
 Other investing activities                               (5,223)     (22,807)
                                                        ---------    ---------
      CASH USED FOR INVESTING ACTIVITIES                 (58,622)    (196,239)

FINANCING ACTIVITIES:
 Net decrease in debt                                     (7,693)      (6,288)
 Cash dividends paid                                     (14,298)     (14,438)
 Purchase of treasury stock                              (50,222)     (60,004)
 Other financing activities                                8,492        7,395
                                                        ---------    ---------
      CASH USED FOR FINANCING ACTIVITIES                 (63,721)     (73,335)

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                     10,227       15,249
                                                        ---------    ---------

CASH AND CASH EQUIVALENTS, End of Period                $260,127     $188,357
                                                        =========    =========